Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-278060 and 333-280407) and Form S-8 (Nos. 333-226234, 333-254883, 333-264005, 333-268328, 333-270125, 333-275366, 333-277484 and 333-285342) of Crinetics Pharmaceuticals, Inc. (the Company) of our reports dated February 26, 2026, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
San Diego, California
February 26, 2026